Exhibit 23.2

MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
    PCAOB REGISTERED


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB2 of Elko Ventures Inc, of our report dated March 16, 2007 on our audit of the financial statements of Elko Ventures Inc as of February 28, 2007, and the related statements of operations, stockholders' equity and cash flows from inception February 5, 2007 through February 28, 2007 and for the period then ended, and the reference to us under the caption "Experts."



/s/ Moore & Associates, Chartered
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Moore & Associates Chartered
Las Vegas, Nevada
March 19, 2007




               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                         (702)253-7511 Fax (702)253-7501